DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit

[APPLICABLE IF THE CONTRACT OWNER ELECTS 5% ROLL UP TO AGE 80]
[APPLICABLE FOR ANNUITANT ISSUE AGE 20 THROUGH 75 WHEN COMBINED WITH THE ELECTION OF THE GUARANTEED MINIMUM INCOME BENEFIT.]

[APPLICABLE FOR ANNUITANT ISSUE AGE 20 THROUGH 79 WHEN GUARANTEED MINIMUM INCOME BENEFIT IS NOT ELECTED.]
5% Roll Up to Age 80 -- On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited each day with interest at an annual effective rate of 5% (3% for amounts in the Alliance Money Market Fund and the Guarantee Periods) through your age 80 (or at your death, if earlier) and 0% thereafter. The Guaranteed Minimum Death Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be 5%. The Guaranteed Minimum Death Benefit is also adjusted for any subsequent Contributions and withdrawals.

[APPLICABLE IF THE CONTRACT OWNER ELECTS  THE ROLL UP OPTION]
EFFECT OF WITHDRAWALS UNDER ROLL UP OPTION
The current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 5% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 5% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

[APPLICABLE IF THE CONTRACT OWNER ELECTS ANNUAL RATCHET TO AGE 80] [APPLICABLE FOR ANNUITANT ISSUE AGE 20 THROUGH 75 WHEN COMBINED WITH THE ELECTION OF THE GUARANTEED MINIMUM INCOME BENEFIT.]

[APPLICABLE FOR ANNUITANT ISSUE AGE 20 THROUGH 79 WHEN GUARANTEED MINIMUM INCOME BENEFIT IS NOT ELECTED.]
Annual Ratchet to Age 80 -- On the Contract Date the Guaranteed Minimum Death Benefit is equal to the Contribution. Thereafter, on each Contract Date anniversary through your age 80, if the Annuity Account Value is greater than the current Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit is reset to equal the Annuity Account Value. The Guaranteed Minimum Death Benefit is also adjusted for any subsequent Contributions and withdrawals.

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Each withdrawal will cause a reduction in the current Guaranteed Minimum Death
Benefit on a pro rata basis.

[APPLICABLE FOR ANNUITANT ISSUE AGE 80 AND OLDER]
Return of Contributions -- On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the initial Contribution is adjusted for any subsequent Contributions and any withdrawals.

Each withdrawal will cause a reduction in the current Guaranteed Minimum Death Benefit on a pro rata basis.

[IF A SUCCESSOR OWNER/ANNUITANT IS ELECTED]
If the Successor Owner/Annuitant election is made upon your death, the Annuity Account Value will be increased to the then current Guaranteed Minimum Death Benefit if such amount is greater. The increase, if any, will be allocated in accordance with the current instructions on file. In determining whether the Guaranteed Minimum Death Benefit will continue to grow, we will use the age (as of the Processing Date) of the Successor Owner/Annuitant.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): The Normal Form of Annuity is Life Annuity 10 Year Period Certain for annuitization ages up to age 79. For annuitization ages 80 and older, the following applies:

               ANNUITIZATION AGE      LENGTH OF PERIOD CERTAIN

               80 through 81                     9
               82 through 83                     8
               84 through 86                     7
               87 through 89                     6
               90 through 92                     5
               93 through 95                     4

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any period certain only annuity form except that if the period certain is more than five years the amount applied will be no less than 95% of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06): 6% per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): $2,000, as well as minimum of $20 for initial monthly annuity payment.


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[APPLICABLE IF THE CONTRACT OWNER ELECTS THE GUARANTEED MINIMUM INCOME BENEFIT]
GUARANTEED MINIMUM INCOME BENEFIT (SEE SECTION 7.08): You may apply the Annuity Account Value during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under either (i) our fixed Life Annuity payout option or (ii) our Income Manager (Life Annuity with a Period Certain) level payment payout annuity contract. Other options may be available at the time of exercise.

The Life Annuity payout option provides annuity payments while you are living. Payments end with the last payment made before your death. Our fixed Joint and Survivor Life Annuity payout option is also available. Payments under our fixed Joint and Survivor annuity payout option end with the last payment made before the surviving Annuitant's death.

The Income Manager (Life Annuity with a Period Certain) level payment payout annuity contract provides payments during a period certain with payments continuing for life thereafter. The period certain is based on your age at the time the Income Manager (Life Annuity with a Period Certain) level payment payout annuity is elected. The period certain is 10 years for ages 60 through 75; 9 years for age 76; 8 years for age 77; 7 years for ages 78 through 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis. The following paragraphs describe the conditions for exercise of the Guaranteed Minimum Income Benefit.

[APPLICABLE FOR ANNUITANT ISSUE AGE 20 THROUGH 44]
The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following the 15th or later Contract Date anniversary under this Contract. However, it may not be exercised later than your age 85.

[APPLICABLE FOR ANNUITANT ISSUE AGE 45 THROUGH 49]
The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following the Contract Date anniversary on or after your 60th birthday. However, it may not be exercised later than your age 85.

[APPLICABLE FOR ANNUITANT ISSUE AGE 50 THROUGH 75 FOR 5% ROLL UP TO AGE 80]
The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following the 10th or later Contract Date anniversary under this Contract. However, it may not be exercised later than your age 85.

On the Transaction Date that you exercise the Guaranteed Minimum Income Benefit, the lifetime income that will be provided under the payout option selected will be the greater of (i) the Guaranteed Minimum Income Benefit, and (ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors.

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Guaranteed Minimum Income Benefit Benefit Base -- Guaranteed Minimum Income
Benefit benefit base is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited each day with interest at an annual effective rate of 5% (3% for amounts in the Alliance Money Market Fund and the Guarantee Periods) through your age 80 (or at your death, if earlier) and 0% thereafter. The Guaranteed Minimum Income Benefit benefit base interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be 5%. The Guaranteed Minimum Income Benefit benefit base is also adjusted for any subsequent Contributions and withdrawals.

The Guaranteed Minimum Income Benefit benefit base is applied to guaranteed minimum annuity purchase factors to determine the Guaranteed Minimum Income Benefit. The guaranteed minimum annuity purchase factors are shown in the attached table.

The Guaranteed Minimum Income Benefit benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the Guaranteed Minimum Income Benefit.

[APPLICABLE IF CONTRACT OWNER ELECTS THE "ROLL UP" DEATH BENEFIT OPTION AND THE GUARANTEED MINIMUM INCOME BENEFIT]
The current Guaranteed Minimum Income Benefit benefit base will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 5% or less of the beginning of Contract Year Guaranteed Minimum Income Benefit benefit base. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 5% of the beginning of Contract Year Guaranteed Minimum Income Benefit benefit base, that withdrawal and any subsequent in that Contract Year will cause a pro rata reduction to occur.

[APPLICABLE IF THE CONTRACT OWNER ELECTS THE "ANNUAL RATCHET" DEATH BENEFIT OPTION AND THE GUARANTEED MINIMUM INCOME BENEFIT]
Each withdrawal will cause a reduction in the current Guaranteed Minimum Death Benefit and Guaranteed Minimum Income Benefit benefit bases on a pro rata basis.


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                        GUARANTEED MINIMUM INCOME BENEFIT
                       TABLE OF GUARANTEED MINIMUM ANNUITY
                                PURCHASE FACTORS
                         FOR INITIAL LEVEL ANNUAL INCOME
                             [SINGLE LIFE] - [MALE]


                                               PURCHASE FACTORS
                                     Life Annuity
Election Age                    with a Period Certain         Life Annuity
------------                    ---------------------         ------------

            60                           4.94                    5.15%
            61                           5.02                    5.26
            62                           5.11                    5.38
            63                           5.20                    5.51
            64                           5.30                    5.64
            65                           5.40                    5.79
            66                           5.50                    5.94
            67                           5.60                    6.10
            68                           5.70                    6.27
            69                           5.81                    6.45
            70                           5.91                    6.64
            71                           6.02                    6.84
            72                           6.12                    7.06
            73                           6.21                    7.28
            74                           6.31                    7.51
            75                           6.40                    7.76
            76                           6.69                    8.03
            77                           7.01                    8.31
            78                           7.38                    8.61
            79                           7.53                    8.93
            80                           7.67                    9.27
            81                           7.81                    9.64
            82                           7.93                   10.02
            83                           8.05                   10.43
            84                           8.60                   10.87
            85                           9.25                   11.34

Other forms of annuities may be available.



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